Exhibit 99.1

          Tupperware Reports Third Quarter EPS of 22 Cents Including a
                 79 Percent Improvement in Profit From Segments

    ORLANDO, Fla., Oct. 18 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that net income for the third quarter of 2004 was $12.9 million or 22 cents per diluted share, compared with breakeven last year.
    The 2004 quarter included 11 cents per diluted share of gains from land development and two cents of re-engineering costs. Excluding these items, diluted earnings per share were 13 cents compared with breakeven last year. The improvement from last year was primarily driven by a 79 percent improvement in profit from the company's segments.
    Sales in the third quarter were $255.0 million, a two percent increase from last year. Excluding the impact of foreign currency compared with prior year, sales were one percent lower due to declines in Japan and the United States.
    "We were pleased to report profitability improvement in four out of five of our segments. On the sales side, strength in BeautiControl North America and Latin America partially offset weakness in our German, Japanese and U.S. Tupperware markets," said Rick Goings, Chairman and Chief Executive Officer. "As planned, we launched our new sales force compensation model in the U.S. to a select group of distributors during September and October, and over time, we are looking forward to this model having a positive impact on the sales force size and sales," Goings continued.
    Tupperware will conduct a conference call today, October 18, 2004, at 10:00 a.m. Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at http://www.Tupperware.com .

    Third Quarter Segment Highlights
    Europe
    Sales were $111.2 million, up nine percent over last year. Excluding the impact of foreign currency on the comparison, sales were up one percent or $1.2 million, primarily due to improvements in South Africa, France, Russia and the Nordics, partially offset by a decline in Germany.
    Profit was $16.1 million, a 44 percent increase. Excluding a $0.4 million positive foreign currency impact on the comparison, profit increased
$4.6 million or 38 percent. Return on sales improved due to a stronger gross margin, as a result of lower manufacturing costs, and lower operating expenses.
    The full-year expectation is for flattish sales, after excluding a favorable impact of foreign exchange, with a modest improvement in profitability.

    North America
    Sales were $38.8 million, down 13 percent from last year, which was a slight improvement from the second quarter. The decline was primarily due to an 11 percent decrease in average active sales force. There was a loss for the quarter of $7.6 million, which was 17 percent higher than last year.
    Despite the improvement in the third quarter comparison of active sellers, the outlook continues to be for a sales decrease in the fourth quarter and into 2005. As a result, the expectation is that the full-year 2004 loss in this segment will exceed that of 2003.

    Asia Pacific
    Sales were $49.6 million, down eight percent or $4.1 million. Excluding the impact of foreign currency from the comparison, sales were down 10 percent from last year. The sales decline was primarily in Japan due to a lower active sales force. The quarter also included lower sales in Malaysia/Singapore and Indonesia. Growth in China was strong, and progress continued in the Philippines and Korea.
    Profit improved 24 percent compared with the same quarter last year to $4.0 million. Excluding the impact of foreign currency, profit improved
22 percent, in spite of the sales decline. The profit improvement was due to cost structure improvements in Korea, the Philippines and Australia, along with lower product costs.
    For the full year, Asia Pacific is expected to have a moderate sales decline due to current trends in Japan with a slight improvement in profit resulting from cost structure improvements discussed above.

    Latin America
    Latin America sales were $26.9 million, which was a two percent increase compared with last year. Excluding the impact of foreign currency from the comparison, sales increased eight percent from gains throughout the region. BeautiControl continued to make good sales contributions in Mexico with 11 percent local currency sales growth over last year.
    Profit increased $1.3 million or over 100 percent from last year due to the higher sales and value chain improvements in all of the markets.
    The expectation for this segment continues to be for positive comparison in sales for the full year, and an even greater improvement in profit due to value chain improvements.

    BeautiControl North America
    Sales were $28.5 million, up 26 percent from last year due to total sales force growth of 29 percent and average active sales force growth of 23 percent.
    Profit increased to $1.7 million from $0.4 million last year due to the higher sales, more effective promotional spending and cost containment.
    For the full year, sales are expected to be up over 20 percent, and profit is expected to be up significantly in comparison with 2003.

    Year To Date
    Net income was $51.1 million or 87 cents per diluted share compared with $20.5 million or 35 cents per diluted share last year, which included one cent from a gain on land development.
    The 2004 results included 13 cents from gains on land development partially offset by three cents of re-engineering costs. Excluding these items, earnings per share were 77 cents compared with 34 cents last year. Of this 43-cent improvement, 21 cents was from the combination of lower hedging costs and stronger foreign currencies.
    Sales were up three percent to $853.5 million. Excluding foreign currency, sales were down two percent compared with prior year.

    Outlook
    The full-year 2004 earnings outlook range is narrowed to $1.30 to $1.35 per diluted share. The high end of the previous range of $1.28 to $1.38 was reduced by three cents due to a decline in the positive impact of foreign currency. This outlook includes thirteen cents from gains on land development, six cents of re-engineering costs, 11 cents positive impact from foreign currencies and 18 cents from lower hedging costs.
    The full-year sales outlook is for a slight increase versus 2003, and excluding the impact of foreign exchange, sales are still expected to be down slightly compared with last year.
    The Company expects during the fourth quarter an insurance recovery associated with hurricane damage at its Orlando headquarters; however, nothing is included in the outlook range for this item.

    Revolving Credit Facility
    The Company is in the process of negotiating a new $150 million revolving credit facility. Preliminary commitments in excess of the $150 million target have been received subject to agreement on documentation. The Company expects that the covenants and restrictions in the new agreement will allow it similar borrowing and dividend paying flexibility as under its existing facility.

    Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com .

    Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.

    Non-GAAP Financial Measures
    The Company has utilized non-GAAP financial measures in this release, which are provided to assist in investors' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be more indicative of Tupperware's primary operations, and is intended to assist investors in evaluating performance and analyzing trends across periods. The non-GAAP financial measures exclude gains on land development. While the Company is engaged in a multi-year program to sell land for development, this activity is not part of the Company's primary business operation. Additionally, the gains recognized in any given period are not necessary indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded from indicated earnings per share amounts. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards
No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated earnings per share calculations to provide what the Company believes represents a more useful measure for analysis and predictive purposes. A reconciliation of non-GAAP financial measures with the corresponding GAAP-based measures is attached to this release.


                              TUPPERWARE CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                        13 Weeks Ended     39 Weeks Ended
                                      Sept. 25, Sept. 27, Sept. 25, Sept. 27,
    (In millions, except per
      share data)                        2004     2003      2004     2003

    Net sales                           $255.0   $249.2    $853.5   $830.7
    Cost of products sold                 87.5     88.5     287.3    286.4
    Gross margin                         167.5    160.7     566.2    544.3

    Delivery, sales and administrative
     expense                             157.4    156.4     503.3    500.6
    Re-engineering and impairment
      charge                               1.8       --       2.5      --
    Gains on disposal of assets           10.1       --      11.6      1.2
    Operating income                      18.4      4.3      72.0     44.9

    Interest income                        0.4      0.4       1.4      1.4
    Other income                          (0.3)      --       0.3      0.6
    Interest expense                       3.7      4.1      10.6     11.6
    Other expense                          0.8      1.7       1.8     10.0

    Income (loss) before income taxes 14.0 (1.1) 61.3 25.3 Provision for (benefit from)
     income taxes                          1.1     (1.1)     10.2      4.8
    Net income                            12.9       --      51.1     20.5

    Net income per common share:

    Basic                                 $0.23     $--     $0.88    $0.35

    Diluted                               $0.22     $--     $0.87    $0.35




                           TUPPERWARE CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)

    (Amounts in millions, except per share)


                              13 Weeks Ended    Reported Restated  Foreign
                             Sept. 26, Sept. 27,     %      %     Exchange
                               2004    2003        Inc     Inc      Impact
                                                  (Dec)   (Dec)

    SALES
        Europe                 $111.2  $102.2        9       1       $7.8
        Asia Pacific             49.6    53.7       (8)    (10)       1.5
        Latin America            26.9    26.4        2       8       (1.6)
        North America            38.8    44.5      (13)    (13)       0.2
        BeautiControl
          North America          28.5    22.4       26      26         --

                               $255.0  $249.2        2      (1)      $7.9

    SEGMENT PROFIT (LOSS)
        Europe                  $16.1   $11.1       44      38       $0.4
        Asia Pacific              4.0     3.2       24      22        0.1
        Latin America             2.3     1.0        +       +       (0.1)
        North America            (7.6)   (6.5)     (17)    (16)        --
        BeautiControl
         North America            1.7     0.4        +       +         --

                                 16.5     9.2       79      72        0.4

    Unallocated expenses         (6.7)   (4.7)     (43)
    Hedge costs                  (0.8)   (1.9)      58
    Other income                 10.1     --         +
    Re-engineering and
      impairment charges         (1.8)    --        --
    Interest expense, net        (3.3)   (3.7)       9

    Income (loss) before taxes   14.0    (1.1)       +
    Provision for (benefit from)
     income taxes                 1.1    (1.1)       +

    Net income                  $12.9     $--        +

    Net income per common
      share (diluted)            $0.22    $--        +

    Average number of
      diluted shares             58.7    58.5



                           TUPPERWARE CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)
                    (Amounts in millions, except per share)


                              39 Weeks Ended      Reported Restated  Foreign
                             Sept. 26, Sept. 27,     %      %       Exchange
                               2004    2003        Inc     Inc        Impact
                                                  (Dec)   (Dec)


    SALES
         Europe               $409.7  $372.9        10      --        $35.2
         Asia Pacific          146.5   152.2        (4)     (9)         8.6
         Latin America          77.7    77.1         1       6         (4.2)
         North America         136.7   161.8       (16)    (16)         0.7
         BeautiControl
          North America         82.9    66.7        24      24           --

                              $853.5  $830.7         3      (2)       $40.3

    SEGMENT PROFIT (LOSS)
         Europe                $83.0   $65.9         26     15         $6.1
         Asia Pacific           12.1    10.4         17      7          1.0
         Latin America           7.2     1.1          +      +         (0.6)
         North America         (25.2)  (19.0)       (32)   (32)          --
         BeautiControl
         North America           4.2     2.0          +      +           --

                                81.3    60.4         35     22          6.5

    Unallocated expenses       (18.2)  (17.0)        (7)
    Hedge costs                 (1.7)   (9.7)        82
    Other income                11.6     1.8          +
    Re-engineering and
      impairment charges        (2.5)     --         --
    Interest expense, net       (9.2)  (10.2)         9

    Income (loss) before
     taxes                      61.3    25.3          +
    Provision for (benefit from)
     income taxes               10.2     4.8          +

    Net income                 $51.1   $20.5          +

    Net income per common
     share (diluted)           $0.87   $0.35          +

    Average number of
     diluted shares            58.8    58.4



                              TUPPERWARE CORPORATION
                                  RECONCILIATION

                              13 Weeks Ended          13 Weeks Ended
                            September 25, 2004      September 27, 2003

                                         Excluding                   Excluding
                                 Adjust-  Adjust-           Adjust-    Adjust-
                        Reported  ments    ments  Reported   ments      ments
    Segment profit (loss)
    Europe                 $16.1           $16.1     $11.1             $11.1
    Asia Pacific             4.0             4.0       3.2               3.2
    Latin America            2.3             2.3       1.0               1.0
    North America           (7.6)           (7.6)     (6.5)             (6.5)
    BeautiControl North
     America                 1.7             1.7       0.4               0.4
                            16.5     --     16.5       9.2      --       9.2

    Unallocated expenses    (6.7)           (6.7)     (4.7)             (4.7)
    Hedge costs             (0.8)           (0.8)     (1.9)             (1.9)
    Other income            10.1  (10.1)a     --        --                --
    Re-engineering and
     impairment charges     (1.8)   1.8 b     --        --                --
    Interest expense, net   (3.3)           (3.3)     (3.7)             (3.7)
    Income (loss) before
     taxes                  14.0   (8.3)     5.7      (1.1)     --      (1.1)
    Provision for (benefit
     from) income taxes      1.1   (3.1)c   (2.0)     (1.1)             (1.1)
    Net income             $12.9  $(5.2)    $7.7       $--     $--       $--

    Net income per common
     share (diluted)        $0.22           $0.13      $--               $--



                            39 Weeks Ended              39 Weeks Ended
                          September 25, 2004          September 27, 2003

                                         Excluding                  Excluding
                                 Adjust-  Adjust-           Adjust-  Adjust-
                        Reported  ments    ments  Reported   ments    ments
 Segment profit (loss)
    Europe                $83.0           $83.0      $65.9             $65.9
    Asia Pacific           12.1            12.1       10.4              10.4
    Latin America           7.2             7.2        1.1               1.1
    North America         (25.2)          (25.2)     (19.0)            (19.0)
    BeautiControl North
     America                4.2             4.2        2.0               2.0
                           81.3     --      81.3      60.4      --      60.4

    Unallocated expenses  (18.2)          (18.2)     (17.0)            (17.0)
    Hedge costs            (1.7)           (1.7)      (9.7)             (9.7)
    Other income           11.6  (11.6) a    --        1.8     (1.2) a   0.6
    Re-engineering and
     impairment charges    (2.5)   2.5  b    --        --                 --
    Interest expense, net  (9.2)           (9.2)     (10.2)            (10.2)
    Income before taxes    61.3   (9.1)    52.2       25.3     (1.2)    24.1
    Provision for income
      taxes                10.2   (3.5) c   6.7        4.8     (0.5) c   4.3
    Net income            $51.1  $(5.6)   $45.5      $20.5    $(0.7)   $19.8

    Net income per common
     share (diluted)       $0.87           $0.77      $0.35             $0.34

    Non-GAAP Financial Measures
    The Company has utilized non-GAAP financial measures in this release, which are provided to assist in investors' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be more indicative of Tupperware's primary operations, and is intended to assist investors in evaluating performance and analyzing trends across periods. The non-GAAP financial measures exclude gains on land development. While the Company is engaged in a multi-year program to sell land for development, this activity is not part of the Company's primary business operation. Additionally, the gains recognized in any given period are not necessarily indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded from indicated earnings per share amounts. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated earnings per share calculations to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

    (a) During the third quarter and September YTD 2004, pretax gains from the sale of land held for development near the company's Orlando, Florida headquarters were $10.1 million and $11.6 million, respectively. During September YTD 2003, pretax gains from these sales were $1.2 million and recorded in Other income.

    (b) Pre-tax re-engineering and impairment charges of approximately $2.5 million YTD includes $1.7 million related to severance costs incurred to reduce headcount in the Company's United States, Philippine, Japanese and Korean operations, of which $1.4 million was recorded in the third quarter, and $0.8 million related to asset impairments in the Philippine Mfg operation, of which $0.3 million was recorded in the third quarter.

   (c) Provision for income taxes represent the net tax impact of adjusted amounts.


                             TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                   (UNAUDITED)


                                                  Sept. 25,           Dec. 27,
    (In millions)                                    2004               2003

     Cash and cash equivalents                      $23.9              $45.0


     Accounts receivable                            112.1              127.3
       Less allowances for doubtful
        accounts                                    (15.1)             (25.2)
                                                     97.0              102.1

     Inventories                                    184.9              160.5
     Deferred income tax benefits                    62.3               59.2
     Non-trade amounts receivable                    28.4               28.6
     Prepaid expenses                                17.8               16.0
       Total current assets                         414.3              411.4

     Deferred income tax benefits                   152.4              136.8

     Property, plant and equipment                1,062.6            1,059.3
       Less accumulated depreciation               (853.6)            (837.9)

                                                    209.0              221.4

     Long-term receivables, net of
      allowance of $25.2 million at
      September 25, 2004 and $26.8 million
      at December 27, 2003                           41.0               45.4
     Goodwill, net of accumulated
      amortization of $1.6 million at
      September 25, 2004 and
       December 27, 2003                             56.2               56.2

     Other assets                                    17.8               18.7

       Total assets                                $890.7             $889.9



                              TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                       LIABILITIES AND SHAREHOLDERS' EQUITY
                                   (UNAUDITED)


                                             Sept. 25,          Dec. 27,
     (Dollars in millions, except per
      share amounts)                            2004               2003

     Accounts payable                          $65.5               $86.0
     Short-term borrowings and current
       portion of long-term debt                21.2                 5.6
     Accrued liabilities                       179.0               182.6

       Total current liabilities               265.7               274.2

     Long-term debt                            251.0               263.5
     Accrued post-retirement benefit cost       36.7                36.4
     Other liabilities                          98.8                87.6
     Commitments and contingencies
     Shareholders' equity:
       Preferred stock, $0.01 par value,
        200,000,000 shares authorized;
        none issued                              --                  --
       Common stock, $0.01 par value,
        600,000,000 shares authorized;
        62,367,289 shares issued                0.6                 0.6
       Paid-in Capital                         25.0                23.1
       Subscription receivable                (18.7)              (20.6)
       Retained earnings                      540.6               529.0
       Treasury Stock, 3,804,629 shares
        at September 25, 2004 and 3,850,343
          shares at December 27, 2003
          at cost                            (103.9)             (105.5)
       Unearned portion of restricted
        stock issued for future service        (1.3)               (1.6)
       Accumulated other comprehensive
        loss                                 (203.8)             (196.8)

       Total shareholders' equity             238.5               228.2

       Total liabilities and
        shareholders' equity                 $890.7              $889.9



                             TUPPERWARE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                                        39 weeks ended
                                                  Sept. 25,         Sept. 27,
    (In millions)                                     2004              2003

    OPERATING ACTIVITIES
          Net income                                 $51.1             $20.5
          Adjustments to reconcile net
           income to net cash provided by
                 operating activities:
                    Depreciation and
                     amortization                     37.3              39.7
                    Gain on sale of assets           (11.5)             (0.6)
                    Non-cash impact of
                     re-engineering and
                     impairment charges                0.5                --
         Changes in assets and liabilities:
                    Decrease in accounts
                     receivable                        7.8               5.0
                    Increase in inventories          (26.0)            (13.6)
                    Decrease in accounts
                     payable and accrued
                     liabilities                     (13.2)             (3.7)
                    Decrease in income
                     taxes payable                    (6.0)             (7.7)
                    Increase in net
                     deferred income taxes           (16.2)            (17.2)
         Net cash impact from hedge activity          (9.8)              8.7
         Other, net                                    2.4              (8.2)

                    Net cash provided by
                     operating activities             16.4              22.9

    INVESTING ACTIVITIES
         Capital expenditures                        (31.8)            (26.9)
         Proceeds from disposal of
          property, plant & equipment                 15.0               4.3

                    Net cash used in
                     investing activities            (16.8)            (22.6)

    FINANCING ACTIVITIES
         Dividend payments to shareholders           (38.6)            (38.5)
         Proceeds from exercise of stock
          options                                      1.0               0.9
         Proceeds from payments of
          subscriptions receivable                     1.5               --
         Net increase in short-term debt              15.9              33.3
         Payment of long-term debt                     --              (15.0)

                    Net cash used in
                     financing activities            (20.2)            (19.3)

    Effect of exchange rate changes on
     cash and cash equivalents                        (0.5)              1.4

    Net decrease in cash and cash
     equivalents                                     (21.1)            (17.6)

    Cash and cash equivalents at
     beginning of period                              45.0              32.6

    Cash and cash equivalents at end of period       $23.9             $15.0



                                        TUPPERWARE CORPORATION
                                       SUPPLEMENTAL INFORMATION
                                  Third Quarter Ended September 2004

    Sales Force Statistics (a):
                                                 AVG.
    Segment                        DIST. % CHG. ACTIVE  % CHG.  TOTAL  % CHG.
    Europe                           704     1   55,389     9  239,500     13
    Asia Pacific                     667     2   39,379    (7) 311,609     (9)
    Latin America                    188    (6)  58,016    (2) 232,466    (23)
    North America                    350    (4)  13,682   (11)  93,769    (17)
    Tupperware                     1,909     -  166,466    (1) 877,344     (9)
    BeautiControl N.A.               n/a   n/a   30,885    23   94,782     29
    Total                          1,909     -  197,351     2  972,126     (7)

    (a) As collected by the Company and provided by distributors.



                         UNAUDITED SELECTED FINANCIAL DATA THIRD QUARTER 2004
                                             (In millions)

    Cash                            23.9     Net Debt to Capital Ratio(b)  51%
    Net Current Receivables         97.0     Equity                     238.5
    Net Inventory                  184.9     Capital Expenditures        31.8
    Short-Term Debt                 21.2     Depreciation and
    Long-Term Debt                 251.0     Amortization                37.3


   (b) Net debt is defined as total debt less cash on hand. Capital is defined as total debt less cash on hand plus shareholders' equity.


SOURCE  Tupperware Corporation
    -0-                             10/18/2004
    /CONTACT: Jane Garrard, Tupperware Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com
                http://www.beauticontrol.com /
    (TUP)

CO:  Tupperware Corporation
ST:  Florida
IN:  HOU
SU:  ERN CCA MAV ERP